EXHIBIT 21

Subsidiaries of Company

                                 Percentage Owned         State of
Subsidiaries                          by Parent         Incorporation

Harland dataPRINT, Inc.                  100               Georgia

Harland Financial Solutions, Inc.        100               Oregon

Ultradata Corporation                    100               Delaware

The Check Store, Inc.                    100               Georgia

Harland International Company            100               Georgia

Scantron Corporation                     100               Delaware

Harland Benefits Management Corporation   90               Delaware


This list excludes subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary".